CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated December 23, 2011, accompanying the financial statements of Pennsylvania Investors' Quality Tax-Exempt Trust, Series 18 (included in Van Kampen Unit Trusts, Municipal Series 717) as of August 31, 2011, and for the period from September 4, 2008 (date of deposit) through August 31, 2009 and for each of the two years in the period ended August 31, 2011 and the financial highlights for the period from September 4, 2008 (date of deposit) through August 31, 2009 and for each of the two years in the period ended August 31, 2011, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-152516) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2011